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                   [DALECO RESOURCES CORPORATION LETTERHEAD]

February 15, 1996


Mr. John Conte
3799 Mote Road
Gainsville, NY 14066

Dear John,

As we have discussed, effective February 15, 1996, you are retained as a Senior Vice President of Daleco Resources Corporation and an employee of Haly Corporation, with responsibilities to represent Daleco Resources Corporation and all subsidiaries of the Company in the investment banking community and to assist the Company in the matter of financial procurement as well as assist with all matters relating to financial public relations and shareholders' relations and all other Corporate matters as directed.

Your compensation will be $8,000 per month, paid bi-monthly, plus a leased automobile as we discussed as well as all expenses related to the business of the Company. Additionally, you will be granted options for Daleco Resources Corporation common stock, the number of which will be worked out initially within the legal framework and restraints of the regulatory agencies governing the Company in Ontario, Canada.

It is understood that such option program will be revised at a future time. It is also understood that the Company is in the process of becoming a U.S. domesticated Company and it is our intention to nominate you as a director of the Company.

                                             Very truly yours,

                                             /s/ Louis Erlich
                                             -------------------------
                                             Louis Erlich, Chairman

                                             /s/ Dov Amir
                                             -------------------------
                                             Dov Amir, President

                   [DALECO RESOURCES CORPORATION LETTERHEAD]

April 21, 1997


Mr. John Conte
3799 Mote Road
Gainsville, NY 14066

Dear John,

Reference is made to our letter of January 9, 1997, in which we enclosed $4,000 with further payments to be $5,000 per month until payment in full. You have subsequently agreed to accept $4,000 per month.

We reserve the right to retire any remaining balance at our election, at any time, by way of S8 stock payment.

If the above correctly reflects our understanding regarding this matter, please indicate so by signing and returning one copy of this letter.

                                             Very truly yours,

                                             /s/ Dov Amir
                                             -------------------------
                                             Dov Amir
                                             Chairman of the Board

Agree and approved

/s/ John Conte
---------------------
John Conte

cc: Gary Novinskie